Exhibit 5.1

September 25, 2004

Star Scientific, Inc.

801 Liberty Way

Chester, VA 23836

Re:	Sale of 3,640,000 Shares of $0.0001 par value Common Stock with an Aggregate Offering Price of $18,200,000

Ladies and Gentlemen:

In connection with the sale by Star Scientific, Inc., a Delaware corporation (the “Company”), of 3,640,000 shares of $0.0001 par value Common Stock of the Company (the “Shares”) with an aggregate offering price of $18,200,000, pursuant to the Stock Purchase Agreement, dated September 25, 2004, by and between the Company and certain purchasers, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933 (the “Act”), as amended, filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2004 (File No. 333-118054), as amended by Amendment No. 1 filed on August 20, 2004 (collectively, the “Registration Statement”), a Prospectus dated August 20, 2004, as supplemented by a Prospectus Supplement dated September 25, 2004 with the Commission pursuant to Rule 424(b) under the Act, you have requested my opinion set forth below.

In my capacity as general counsel in connection with such registration, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this opinion.

I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is my opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to my name contained under the heading “Legal Matters”.

Very truly yours,

/s/ Robert E. Pokusa
Robert E. Pokusa
General Counsel
Star Scientific, Inc.